Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to the Registration Statement (No. 333-199859) on Form S-1/A of Inotek Pharmaceuticals Corporation of our report dated August 29, 2014, except for the effects of the November 2014 reverse stock split described in Note 11, as to which the date is November 26, 2014, and the January 2015 reverse stock split described in Note 11, as to which the date is January 21, 2015, relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Boston, Massachusetts

February 17, 2015